SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of the

Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): November 14, 2008

NB&T FINANCIAL GROUP, INC.

(Exact name of registrant as specified in its charter)

OHIO	0-23134	31-1004998
(State or other jurisdiction of incorporation)	(Commission File No.)	(IRS Employer I.D. No.)

48 N. South Street, Wilmington, Ohio 45177

(Address of principal executive offices) (Zip Code)

Registrant’s telephone number, including area code: (937) 382-1441

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

ITEM 8.01 Other Events.

The following was contained in a press release issued by NB&T Financial Group, Inc., on or about November 14, 2008:

NB&T Financial Group Will Not Participate in the TARP Program

NB&T Financial Group, Inc. (Nasdaq: NBTF), parent company of The National Bank and Trust Company, Wilmington, Ohio, announces it has determined not to participate in the Treasury Department’s Capital Purchase Program (CPP), which is part of the broader Troubled Asset Relief Program (TARP). President & C.E.O. John Limbert cited the following reasons for the company’s decision:

•

NB&T Financial Group, Inc.(“NBTF”) and The National Bank and Trust Company (“Bank”) currently exceed all well-capitalized regulatory guidelines and will still exceed the capital ratios for many of the other institutions receiving the Treasury investment.

•	The Bank currently has sufficient liquidity to meet the loan demands of creditworthy borrowers in the markets the Bank serves. The Bank continues to actively pursue good loans.

•	Participation in the program could restrict future dividend payments to NBTF shareholders.

•	Participation in the program could eliminate or restrict NBTF’s current stock repurchase program.

•	The issuance of warrants to the Treasury could result in dilution of current shareholder interest in NBTF without sufficient long-term return at this time.

•

The Securities Purchase Agreement Standard Terms provides the Treasury “may unilaterally amend any provision” of the agreement after signing to comply with any changes in federal statutes. Management was unwilling at this time to risk potential future changes.

Mr. Limbert added, “The primary purpose of CPP is to provide liquidity and capital into the banking system for lending. NBTF believes it is already well positioned to do its part in meeting the CPP’s objectives.”

National Bank and Trust, with assets of $525 million, operates 19 banking offices and an insurance subsidiary, NB&T Insurance Agency, Inc., in Clinton, Clermont, Brown, Warren and Highland counties.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant has duly caused this report to be signed on its behalf by the undersigned thereunto duly authorized.

NB&T Financial Group, Inc.

By:	/s/ Craig F. Fortin
Craig F. Fortin Senior Vice President, Chief Financial Officer

Date: November 14, 2008